Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Amacore Group, Inc.
Tampa, Florida

We consent to the use, by reference, of our report dated April 26, 2005 and October 31, 3005 as to Note 3, 9, 10 and Note 15 relating to the balance sheets as of December 31, 2004 and 2003 and the related statements of operations, stockholders' deficit and cash flows for the years then ended of The Amacore Group, Inc. which appears in the registrant's Form 10-KSB and the registration statement on Form SB-2/A  Amendment 8 of The Amacore Group, Inc.

/s/ BRIMMER, BUREK & KEELAN LLP

BRIMMER, BUREK & KEELAN LLP
Tampa, Florida
October 31, 2005